                                                                       EXHIBIT 1







                      AGREEMENT AND PLAN OF REORGANIZATION



         This Agreement and Plan of Reorganization ("Agreement") is made and entered into this 25th day of October, 1996, by and between Forte Computer Easy, Inc., a Utah corporation ("FCEI"), and AAP Holdings, Inc., a Delaware corporation ("AAPH").

                                R E C I T A L S :

         A. AAPH is the owner of all of the issued and outstanding shares of capital stock of American Architectural Products, Inc., a Delaware Corporation ("AAP").

         B. FCEI desires to acquire all of the issued and outstanding shares of capital stock of AAP (the "AAP Shares") solely in exchange for 1,000,000 shares of FCEI's $.01 par value preferred stock ("FCEI Preferred Shares") for the purpose of carrying out a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code") (the "Reorganization").

         C. AAPH desires to exchange the AAP Shares for the FCEI Preferred
Shares.


                              P R O V I S I O N S :

         NOW THEREFORE, in consideration of the mutual promises, agreements, representations and warranties hereinafter set forth and other valuable consideration, the parties hereby agree as follows:

                                   ARTICLE I.
                         EXCHANGE OF SHARES AND CLOSING

         1.1. EXCHANGE OF SHARES. On the Closing Date (as hereinafter defined), AAPH shall deliver to FCEI certificates for the AAP Shares, representing all of the issued and outstanding capital stock of AAP, duly delivered and endorsed in blank on the reverse side of each certificate. In exchange therefor, on the Closing Date, FCEI shall issue and deliver to AAPH stock certificates for the FCEI Preferred Shares, duly executed by the President and Secretary of FCEI. The Preferred Shares shall have the designations, rights, privileges, preferences and limitations described in Section 1.2 below. In addition, on the Closing Date, FCEI shall issue to AAPH options (the "AAPH Options") to purchase up to
1.5 times the number of shares of FCEI common stock subject to options previously issued by FCEI which are outstanding on the Closing Date (the "Prior Options"). The AAPH Options shall be identical in price and exercise term to the Prior Options, shall be exercisable only to the extent that the Prior Options which are the equivalents of the AAPH Options are actually exercised, and shall otherwise be in form and substance reasonably satisfactory to AAPH.

         1.2. TERMS OF PREFERRED SHARES. Prior to the Closing Date, the Board of Directors of FCEI shall designate a series of preferred stock from the authorized but unissued shares of preferred stock, $.01 par value, of FCEI, in accordance with FCEI's Articles of Incorporation and the applicable provisions of the Utah Business Corporation Act ("UBCA"). The FCEI Preferred Shares shall be issued from such series of preferred stock. The designations, rights, preferences, privileges and limitations of such series of preferred stock shall be as follows:


                  (a) Designation. The series shall be designated "Series A Convertible Preferred Stock" (the "Series A Preferred").

                  (b) Authorized Number. The authorized number of shares of Series A Preferred shall be 1,000,000.

                  (c) Conversion. The Series A Preferred shall be convertible into that aggregate number of shares of common stock, $.01 par value (the "FCEI Common Shares"), which would equal sixty percent (60%) of the issued and outstanding shares of common stock of FCEI on the Closing Date, assuming all shares of Series A Preferred were converted in full on the Closing Date and assuming that the Allocated Shares (as defined in Schedule 4.1) which have not yet been issued are issued and outstanding on the Closing Date. The Series A Preferred shall only be convertible, and shall be automatically converted, into FCEI common stock at such time as FCEI, or any successor corporation, has sufficient authorized shares of common stock to permit such conversion. Each share of Series A Preferred shall initially be convertible into that number of shares of FCEI common stock determined by dividing the FCEI Common Shares by 1,000,000. Thereafter, the conversion ratio shall be subject to customary anti-dilution provisions to take into account the effect of any stock splits, stock dividends, mergers, recapitalizations and the like.

                  (d) Voting Rights. The Series A Preferred shall be voting preferred stock and the holders of Series A Preferred shall have the right to vote together with the holders of common stock as a single class on all matters submitted to a vote of the shareholders of FCEI, with each share of Series A Preferred having the same number of votes as the number of shares of FCEI common stock into which such share of Series A Preferred would be convertible if converted in full on the record date for such shareholder vote. The Series A Preferred shall have no other voting rights, except (i) as specifically required by the UBCA; and (ii) no amendment may be made to the terms of the Series A Preferred and no additional shares of FCEI preferred stock may be issued without the affirmative vote or prior written consent of the holders of all of the Series A Preferred.

                  (e) Dividends. No dividends may be paid with respect to the shares of FCEI common stock unless, at the same time, a dividend is paid with respect to the Series A Preferred. Any dividends paid shall be allocated pro rata among the holders of the FCEI common stock and Series A Preferred as though the Series A Preferred had been converted in full to FCEI common stock on the date of such dividend payment.

                  (f) Liquidation. The Series A Preferred shall have a liquidation preference over the FCEI common stock in the amount of $.10 per share. Any amounts remaining to be paid to the shareholders of FCEI upon liquidation after payment of such liquidation preference to the holders of Series A Preferred shall be allocated pro rata among the holders of common stock and Series A

Preferred as though the Series A Preferred had been converted in full to FCEI common stock upon such liquidation.

                  (g) Miscellaneous. The remaining rights, preferences, privileges and limitations of the Series A Preferred shall be as set forth in the resolution of the Board of Directors of FCEI which designates the Series A Preferred, and shall be reasonably satisfactory in form and substance to AAPH.

         1.3. OTHER DELIVERIES AT CLOSING.

              (a) On or prior to the Closing Date, AAPH shall deliver to FCEI each of the following:

                  (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of AAPH approving the Reorganization, this Agreement and each of the transactions contemplated by this Agreement;

                  (ii) certificates of good standing issued by the Secretary of State of Delaware confirming the good standing of AAPH and the AAP Subsidiaries as of a date not more than five (5) days prior to the Closing Date;

                  (iii) an opinion, dated the Closing Date, of Arter & Hadden, counsel for AAPH and AAP, addressed to FCEI, substantially in the form of Exhibit 1.3(a)(iii) hereto and otherwise in form and substance reasonably satisfactory to FCEI;

                  (iv) a certificate of the President of AAPH to the effect that an appropriate inquiry has been made of the officers of AAPH and AAP and, after such inquiry, neither AAPH nor the individual executing such certificate has any reason to believe that the conditions set forth in
         Article VIII of this Agreement have not been fulfilled; and

                  (v) such other documents, certificates and instruments as may be reasonably requested by FCEI in order to consummate the transactions contemplated by this Agreement.

              (b) On or prior to the Closing Date, FCEI shall deliver to AAPH each of the following:

                  (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of FCEI approving the Reorganization, this Agreement and each of the transactions contemplated by this Agreement;

                  (ii) a certificate of good standing issued by the Secretary of State of Utah confirming the good standing of FCEI as of a date not more than five (5) days prior to the Closing Date;

                  (iii) an opinion, dated the Closing Date, of Squire, Sanders & Dempsey L.L.P., counsel for FCEI, addressed to AAPH, substantially in the form of Exhibit

         1.3(b)(iii) hereto and otherwise in form and substance reasonably satisfactory to AAPH;

                  (iv) a certificate of the President of FCEI to the effect that an appropriate inquiry has been made of the officers of FCEI and, after such inquiry, neither FCEI nor the individual executing such certificate has any reason to believe that the conditions set forth in
         Article IX of this Agreement have not been fulfilled;

                  (v) an irrevocable proxy from Frank J. Amedia, expiring on December 31, 1997, in form and substance reasonably acceptable to AAPH, granting AAPH the proxy to vote all shares of FCEI common stock held by Mr. Amedia in favor of (A) the Reincorporation (as hereinafter defined); and (B) any matters submitted to the shareholders of FCEI relating to the repayment of amounts owning to MascoTech, Inc. under those certain Promissory Notes dated August 29, 1996 in the original aggregate principal amount of $8,000,000 (the "Promissory Notes") in accordance with the terms of the Promissory Notes as in effect on the date of this Agreement;


                  (vi) an agreement, in form and substance reasonably satisfactory to AAPH, pursuant to which Frank J. Amedia agrees to indemnify and hold harmless AAPH from and against any losses, liabilities and obligations arising as a direct result of action taken by the SEC or the NASD with respect to (A) the failure of FCEI to file with the SEC any filing which FCEI was required to make under the Exchange Act prior to the date of this Agreement which have not previously been made, or (B) any material failure to comply with applicable SEC regulations of any filing which FCEI filed with the SEC prior to the date of this Agreement; and

                  (vii) such other documents, certificates and instruments as may be reasonably requested by AAPH in order to consummate the transactions contemplated by this Agreement.

              (c) On the Closing Date, FCEI and AAPH shall enter into a Registration Rights Agreement substantially in the form of Exhibit 1.3(c) hereto.

         1.4. CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m., Eastern Standard Time, on the later of (a) December 31, 1996, or (b) the thirtieth (30th) day after filing of the Required SEC Filings (as hereinafter defined) as provided in
Section 6.8, below, at the offices of FCEI, 1350 Albert Street, Youngstown, OH 44505, or at such other time or place as shall be agreed upon by the parties to this Agreement (such date and time being hereinafter referred to as the "Closing Date").

                                   ARTICLE II.
                     REPRESENTATIONS AND WARRANTIES OF AAPH
                           CONCERNING THE TRANSACTION

         As an inducement to FCEI to enter into this Agreement and to consummate the transactions contemplated hereby, AAPH represents and warrants to FCEI as follows:

         2.1. BINDING OBLIGATION; NO CONFLICT. This Agreement and the other agreements and documents to be executed and delivered by AAPH pursuant to the provisions of this Agreement have been duly authorized, executed and delivered by AAPH and are valid and binding obligations of AAPH, enforceable in accordance with their respective terms. Neither the execution and delivery by AAPH of this Agreement and such other agreements and documents, nor the consummation by it of the transactions contemplated hereby or thereby or the performance by it of the covenants provided for herein and therein will: (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of AAP or AAPH, or of any law, ordinance or regulation or any judgment, writ, injunction, decree or order of any court or administrative or other governmental body which is applicable to, binding upon or enforceable against AAP and AAPH or either of them; (b) upon obtaining consents of the parties specified in Schedule 3.5, result in any breach of or default under any mortgage, contract, indenture, will, trust or other instrument which is either binding upon or enforceable against AAP and AAPH or either of them; or (c) cause, or give any person grounds to cause (with or without notice, the passage of time or both), the maturity of any liability or obligation of AAP or AAPH or either of them to be accelerated or increased. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other governmental authority is required in connection with the execution and delivery by AAPH of this Agreement or such other agreements and documents or the consummation by AAPH of the transactions contemplated hereby or thereby or the performance by AAPH of the covenants provided for herein or therein.

         2.2.     STATUS AND EFFECT OF DELIVERY OF AAP SHARES.

                  (a) AAPH is the lawful owner of 100% of the issued and outstanding AAP Shares, and has valid marketable title thereto. Except as set forth on Schedule 2.2, AAPH owns the AAP Shares free and clear of any adverse claim (other than claims of persons claiming an interest through AAPH), and there are no outstanding options or rights of any kind to acquire from AAPH any of the AAP shares owned by AAPH. The delivery to FCEI by AAPH of the AAP Shares in accordance with this Agreement will vest title to the AAP Shares in FCEI.

         2.3. NO LITIGATION. There is no claim, action, suit or other proceeding pending or, to the best knowledge of AAPH, threatened or contemplated against AAPH or AAP which, if decided adversely, would interfere with the consummation of the transactions contemplated hereby.

                                  ARTICLE III.
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS
         OF AAPH CONCERNING AAP, EAGLE WINDOW & DOOR OF BELLEVUE, INC.,
                              AND EAGLE SERVICE CO.

         As an inducement to FCEI to enter into this Agreement and to consummate the transactions contemplated hereby, AAPH represents and warrants to FCEI as follows:

         3.1.     ORGANIZATION AND CAPITAL STRUCTURE OF AAP.

                  (a) AAP (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has full power and authority to own or lease and operate its properties and to carry on its business as now conducted and (iii) except as set forth in Schedule 3.1, has all requisite permits, licenses and other authority necessary to own its assets and to engage in the business in which it is engaged.

                  (b) Effective August 29, 1996, Eagle Window & Door, Inc., an Iowa corporation ("Eagle"), and Taylor Building Products Company, a Michigan corporation ("Taylor"), were merged with and into AAP, with AAP as the surviving corporation.

                  (c) AAP is the lawful owner of 100% of the capital stock of Eagle Window & Door of Bellevue, Inc., a Delaware corporation ("EAGLE B") and Eagle Service Co., a Delaware corporation ("EAGLE S"), and has valid marketable title thereto. EAGLE B and EAGLE S are hereinafter collectively referred to as the "AAP Subsidiaries". Except as set forth on Schedule 3.1, AAP owns all such capital stock free and clear of any adverse claims (other than claims of persons claiming an interest through AAP). EAGLE B and EAGLE S (i) are duly organized and validly existing under the laws of the state of Delaware, (ii) have full power and authority to own or lease and operate their properties and to carry on their businesses as now conducted, and (iii) except as set forth in Schedule 3.1, have all required permits, licenses and other authority necessary to own their assets and engage in the businesses in which they are now engaged.

                  (d) The authorized capital of AAP consists of 100,000 shares of $.01 par value common stock, of which one hundred (100) shares are issued and are outstanding, all of which are owned by AAPH. Except as set forth in Schedule 3.1, there are no options, warrants, convertible securities or any other rights or agreements to issue or sell any capital stock, options, warrants, convertible securities or rights for stock of AAP, EAGLE B or EAGLE S. All of the outstanding AAP Shares are validly issued, fully paid and nonassessable.

                  (e) Set forth in Schedule 3.1 are complete and correct copies of AAP's Certificate of Incorporation and all amendments thereto and of its Bylaws, as amended to date, and Certificates of Good Standing of AAP issued by the Delaware, Iowa, Michigan and Ohio Secretaries of State.

                  (f) AAP and each of the AAP Subsidiaries are duly qualified as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect.

         3.2.     FINANCIAL STATEMENTS.

                  (a) Set forth in Schedule 3.2(a) are copies of the balance sheets of EAGLE and TAYLOR as of August 29, 1996, and the related statements of income of each of EAGLE and TAYLOR for the period from January 1, 1996 to August 29, 1996 (collectively referred to in this Agreement as the "AAP Subsidiary Financial Statements").

                  (b) Except for post-closing adjustments and year-end adjustments to be made to the AAP Subsidiary Financial Statements which do not have a material adverse impact on the information set forth therein (taken as a whole) and except as set forth in Schedule 3.2(b), the AAP Subsidiary Financial Statements fairly present the financial positions of EAGLE and TAYLOR as of the dates thereof and the results of operations of EAGLE and TAYLOR for the fiscal periods then ended.

                  (c) Set forth in Schedule 3.2(c) are copies of the consolidated balance sheet of AAP as of September 30, 1996, and the related consolidated statement of income of AAP for the period from August 29, 1996 to September 30, 1996 (the "AAP Consolidated Financial Statements").

                  (d) Except for post-closing adjustments and year-end adjustments to be made to the AAP Consolidated Financial Statements which do not have a material adverse impact on the information set forth therein (taken as a whole) and except as set forth in Schedule 3.2(d), the AAP Consolidated Financial Statements fairly present the consolidated financial position of AAP and the AAP Subsidiaries as of the date thereof and consolidated results of operations of AAP and the AAP Subsidiaries for the fiscal period then ended.

         3.3.     ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Schedule 3.3, since September 30, 1996, there has been:

                  (a) no increase in the indebtedness for borrowed money incurred by AAP or the AAP Subsidiaries and no incurrence of any other obligation or liability (fixed or contingent), except for borrowings under the revolving credit facility of AAP and trade obligations and other liabilities incurred in the ordinary course of business consistent with past practice;

                  (b) no material adverse change in the assets, liabilities, properties, business, profits, prospects or condition of AAP or the AAP Subsidiaries and, to the best knowledge of AAPH, no occurrence of any fact or existence of any condition which might reasonably be expected to cause such a change in the future;

                  (c) no damage, destruction, loss or claim to or against any property or assets of AAP or the AAP Subsidiaries, whether or not covered by insurance, which materially affects the assets, liabilities, properties, business, profits, prospects or condition of AAP or the AAP Subsidiaries;

                  (d) no sale, transfer, other disposition, mortgage or pledge of, and no imposition of any lien, charge or encumbrance on, any of the properties or assets of AAP or the Subsidiaries, other than resulting from transactions in the ordinary course of business consistent with past practice;

                  (e) no contribution to the capital, no dividend or other distribution or payment in respect of, and no subdivision, consolidation or other recapitalization of, the capital stock of AAP or the AAP Subsidiaries and no declaration or authorization of any of the foregoing;

                  (f) no issuance or payment of any special bonuses to employees of AAP or the AAP Subsidiaries;

                  (g) no agreements or understandings with respect to the merger, consolidation, liquidation or reorganization of AAP or the AAP Subsidiaries;

                  (h) no termination or receipt of notice of any termination of any material agreement of AAP or the AAP Subsidiaries, nor has AAP or the AAP Subsidiaries entered into any material agreement or made any material commitment; and

                  (i) no actual or overtly threatened employee strikes, work stoppages, slow-downs or lock-outs affecting AAP or the AAP Subsidiaries, nor any material change in the relationship of AAP and the, AAP Subsidiaries with any of its employees, salesmen, distributors, sales representatives or independent contractors.

         3.4.     NO DEFAULT OR LITIGATION. Except as set forth in Schedule 3.4:

                  (a) Neither AAP nor the AAP Subsidiaries are in material default or material violation under any agreement, lease or other instrument to which any of them is a party, or under any law, regulation, writ, injunction, order or decree of any court or any foreign, federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, applicable laws, rules and regulations relating to environmental protection, anti-trust, civil rights, health and occupational health and safety);

                  (b) there is no claim, action, suit or other proceeding pending, or to the best knowledge of AAPH, threatened or contemplated against AAP or the AAP Subsidiaries, which, if decided adversely, would materially adversely affect the assets or business of AAP or the AAP Subsidiaries, or would interfere with the consummation of the transactions contemplated hereby; and

                  (c) no action, suit or proceeding has been instituted or, to the best knowledge of AAPH, threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

         3.5. APPROVALS. Except as set forth in Schedule 3.5, no authorization, approval or consent of, or filing with, any governmental authority or third party is required in connection with the execution and delivery by AAPH of this Agreement and the consummation by AAPH of the transactions contemplated hereby and by any agreements or documents delivered by AAPH hereunder.

         3.6. COMPLETENESS AND CONDITION OF ASSETS. The assets owned or leased by AAP and the AAP Subsidiaries constitute all of the assets which are being used in the businesses of AAP and the AAP Subsidiaries. To the best knowledge of AAPH, such assets (a) constitute all of the assets necessary to continue the operations of AAP and the AAP Subsidiaries after the date hereof and (b) are in operating condition adequate to operate the businesses of AAP and the AAP Subsidiaries as presently conducted.

         3.7. TITLE TO PROPERTY. AAP and the AAP Subsidiaries have good and marketable title to all of the assets purported to be owned by them, subject to no mortgage, lien, security interest or other encumbrance or adverse interest of any kind except (a) as set forth in Schedule 3.7 or (b) any lien for current taxes which are not yet due and payable.

         3.8. TAX LIABILITIES. AAP and the AAP Subsidiaries have filed all federal, state, county and local income, excise, withholding, property, sales, franchise and other tax returns and related information which are required to be filed by them, and have paid all such taxes (including any interest and penalties thereon) which have become due pursuant to such returns or pursuant to any assessment which has become payable, except for returns which have been appropriately extended and for taxes which are being contested in good faith. All federal, state, county and local tax returns required to be filed by AAP and the AAP Subsidiaries on or before the Closing Date will either be timely filed or appropriately extended. All returns hereinabove referred to are true and correct in all material respects. AAP and the AAP Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of taxes and have withheld all amounts required by law to be withheld from the wages or salaries of employees and are not liable for any taxes or penalties for failure to comply with any of the foregoing. The amounts reflected in the AAP Consolidated Financial Statements will be sufficient for the payment of all accrued, unpaid, or deferred federal, state, county and local income, excise, withholding, property, sales, franchise and other taxes (including any interest or penalties) of AAP and the AAP Subsidiaries for the fiscal period ended on the most recent date of the AAP Consolidated Financial Statements and for all prior fiscal years.

         3.9. PATENTS, TRADE NAMES, TRADEMARKS, COPYRIGHTS AND OTHER RIGHTS. AAP and the AAP Subsidiaries do not own or control, nor do they have any right, license or interest in, any United States or foreign patent or patent application or any United States, state or foreign trade name, trademark or servicemark registration or application or any United States, foreign or state copyright registration (collectively, "Intellectual Property Rights"), except as listed on Schedule 3.9 hereto, which contains a list and description of: (i) all trade names, trademarks and servicemarks (a) owned or controlled by AAP and the AAP Subsidiaries, or (b) under which AAP and the AAP Subsidiaries hold any right, license or interest; (ii) all agreements, commitments, contracts, understandings, licenses, assignments and indemnities relating or pertaining to such registrations to which AAP or the AAP Subsidiaries are a party; (iii) all patents, patent applications, copyrights, licenses or agreements pertaining to know-how, trade secrets, inventions, disclosures or uses of ideas and intellectual property to which AAP or the Subsidiaries are a party; and (iv) all registered, assumed or fictitious names under which AAP and the Subsidiaries are conducting business. To the best knowledge of AAPH, (i) AAP and the AAP Subsidiaries are not infringing upon the Intellectual Property Rights of any third party, and (ii) no third party is infringing upon any Intellectual Property

Rights owned, controlled, licensed or used by AAP or the AAP Subsidiaries, or in which AAP or the AAP Subsidiaries has any other right or interest.

         3.10. REAL ESTATE. Schedule 3.10 contains a list of (a) each lease or agreement under which AAP or the Subsidiaries are lessees of, or hold or operate, any real estate owned by any third party, and (b) each parcel of real estate owned by AAP and the AAP Subsidiaries. Except as disclosed in Schedule 3.10, (a) each of the leases and agreements described therein is in good standing and in full force and effect and is the valid and binding obligation of AAP or the AAP Subsidiaries and the other parties thereto in accordance with its respective terms and will continue in effect after the Closing Date without the consent, approval or act of any other party; and (b) each parcel of real estate owned by AAP or the AAP Subsidiaries conforms in all material respects to all applicable building, zoning and fire laws, ordinances and regulations. AAP and the AAP Subsidiaries are not in default in any material respect under any real estate lease or agreement, and AAP and the AAP Subsidiaries have not received any notice of default thereunder which has not been cured.

         3.11. CONTRACTS. Except as set forth in Schedule 3.11, neither AAP and the AAP Subsidiaries, nor any of them, is a party to:

                  (a) any contract for the lease or sublease of personal property from or to any third party or group of contracts for the lease or sublease of similar kinds of personal property from or to third parties;

                  (b) any contract or agreement for the purchase or sale of raw materials, commodities, merchandise, supplies, other materials or personal property or for the furnishing or receipt of services, except for those contracts and agreements (i) which were entered into in the ordinary course of business and (ii) which individually involve an obligation or liability on the part of AAP or the AAP Subsidiaries in an amount less than Fifty Thousand Dollars ($50,000);

                  (c) any distributor, dealer, manufacturer's representative, sales, agency or advertising contract which is not terminable by AAP or the AAP Subsidiaries, without penalty, on notice of 30 days or less;

                  (d) any guarantee of the obligations of customers, suppliers, officers, directors, employees or others; or

                  (e) any other contract, whether or not made in the ordinary course of business, which is material to the business or assets of AAP or the AAP Subsidiaries, except for bid bonds, performance bonds and payment bonds contracted in the ordinary course of business.

                  No purchase commitment by AAP and the AAP Subsidiaries is in excess of their ordinary business requirements or at a price in excess of fair market price at the date thereof. Except as set forth in Schedule 3.11, (i) none of the contracts or agreements listed in Schedule 3.11 or any other Schedule hereto will expire or be terminated or be subject to any modification of terms or conditions upon the consummation of the transactions contemplated hereby;
(ii) AAP and the AAP Subsidiaries are not in default in any material respect under the terms of any such contract or agreement nor in default on the payment of any principal of or interest on any indebtedness for borrowed money, and no event has occurred which, with the passage of time or giving of notice, or both, would constitute such a default by AAP or the AAP Subsidiaries; and (iii) to the best knowledge of AAPH, no other party to any such contract or agreement is in default in any respect thereunder and no such event has occurred with respect to such party.

         3.12.    EMPLOYEE AGREEMENTS; EMPLOYEE RELATIONS.

                  (a) Except as disclosed on Schedule 3.12, there is no plan, contract or arrangement, oral or written, including, but not limited to, deferred compensation plans, supplemental death, disability, and retirement plans, medical reimbursement plans, employee welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), pension plans (within the meaning of Section 3(2) of ERISA), employee severance plans, bonus plans or any other employee benefit plans of any kind or character, whether oral or written, whereunder AAP or the AAP Subsidiaries have any obligations to their officers, directors, employees or agents or whereunder any of such persons owes money or any obligation to AAP or the AAP Subsidiaries. Except as disclosed in Schedule 3.12, AAP and the AAP Subsidiaries are not a party to any (i) agreement with any director, officer or employee of AAP or the AAP Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment, or (ii) agreement or plan which provides rights in the stock or equity of AAP or the AAP Subsidiaries, including, without limitation, any incentive or bonus plan, stock option plan, stock appreciation rights plan or stock purchase plan.

                  (b) Schedule 3.12 lists the names and positions of each officer and director of AAP and the AAP Subsidiaries. Except as set forth in
Schedule 3.12, no officer or director is subject to any condition or circumstance which would be requested to be disclosed pursuant to Item 401(d) of SEC Regulation S-B.

                  (c) Except as set forth in Schedule 3.12, AAP and the AAP Subsidiaries, or any of them, (i) have not engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of their businesses; (ii) have complied in all material respects with all applicable laws, rules and regulations relating to wages, hours and collective bargaining; and (iii) have not had notice of any claim that AAP or the AAP Subsidiaries have engaged in any such practice or has failed to so comply. The relations of AAP and the AAP Subsidiaries with their employees are satisfactory from an operational point of view.

         3.13. PERMITS. AAP and the AAP Subsidiaries possess all franchises, permits, licenses, certificates, approvals and other authorizations necessary to own or lease and operate their properties and to conduct their businesses as now conducted (all of which are hereinafter collectively called the "Permits"), and all Permits are in full force and effect, except to the extent that the failure to possess or maintain any Permit would not, individually or in the aggregate, have a material adverse effect. AAP and the AAP Subsidiaries are not in default in any material respect under the terms of any such

Permit and have not received notice of any default thereunder, and, to the best knowledge of AAPH, no other party to any such Permit is in default in any material respect thereunder.

         3.14. INSURANCE. Schedule 3.14 includes copies of all certificates of insurance listing all property, liability and related insurance maintained by AAP or the AAP Subsidiaries on the date hereof. AAP and the AAP Subsidiaries have complied in all material respects with each of such insurance policies and have not failed to give any notice or present any claim thereunder in a due and timely manner.

         3.15. ENVIRONMENTAL CONDITIONS. To the best knowledge of AAPH, except as set forth in Schedule 3.15, (a) AAP and the AAP Subsidiaries are currently in compliance in all material respects with all federal, state and local environmental or health and safety-related laws, regulations, rules or ordinances applicable to their facilities and operations; (b) except in accordance with applicable law, AAP and the AAP Subsidiaries have not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed, nor has there been any spill, leak or discharge of, any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, solid waste or oil as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, the Federal Clean Water Act, as amended, or any other federal, state or local environmental law, regulation, ordinance or rule; (c) AAP and the AAP Subsidiaries have received all material permits and approvals and have made all material filings required by applicable federal, state, or local laws with respect to emissions into the environment (including solids, liquids, and gases) and the proper disposal of hazardous materials (including solid waste materials); and (d) no underground storage tanks or surface impoundments are located at, on or under any property now or previously owned or now leased by AAP or the AAP Subsidiaries.

         3.16. ACCOUNTS RECEIVABLE. All accounts receivable of AAP and the AAP Subsidiaries have arisen from bona fide transactions in the ordinary course of their business. Except as set forth in Schedule 3.16, there is no account receivable debtor among the Significant Customers (as defined in Section 3.17 of this Agreement) who is, to the best knowledge of AAPH, insolvent, unable to pay its debts as they become due, or in bankruptcy.

         3.17. CUSTOMERS AND SUPPLIERS. Except as set forth in Schedule 3.17, there exists no actual or, to the best knowledge of AAPH, threatened termination, cancellation or material limitation of, or any material modification or change in, the business relationships of AAP and the AAP Subsidiaries with any Significant Supplier or Significant Customer (each as defined below) or group of suppliers or customers and there exists no present or future condition or state of facts or circumstances known to AAPH involving any Significant Supplier or Significant Customer or group of suppliers or customers, which would adversely affect the businesses of AAP and the AAP Subsidiaries or prevent AAP and the AAP Subsidiaries from conducting their businesses after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which they have heretofore conducted such business. For purposes of this Section 3.17, (a) "Significant Supplier" means any of the ten
(10) largest suppliers, by dollar volume, of AAP and the AAP Subsidiaries, on an aggregate basis, during the 1995 calendar year, and (b) "Significant Customer" means any of the twenty (20) largest customers, by dollar volume, of AAP and the AAP Subsidiaries, on an aggregate basis, during the 1995 calendar year.

         3.18. FINDER. Except as set forth in Schedule 3.18, neither AAP nor the AAP Subsidiaries nor AAPH, nor any party acting on behalf of any of them, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby.

         3.19. NO OMISSIONS. None of the representations or warranties of AAPH contained herein, none of the information contained in the Schedules referred to in this Article III and none of the other information or documents furnished by AAPH to FCEI or its representatives pursuant to the provisions of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. There is no fact known by AAPH which materially and adversely affects or in the future might reasonably be expected to materially and adversely affect the business, profits or financial condition of AAP and the AAP Subsidiaries, which has not been set forth or referred to in this Agreement or in the Schedules hereto.

                                   ARTICLE IV.
                     REPRESENTATIONS AND WARRANTIES OF FCEI

         As an inducement to enter into this Agreement and to consummate the transactions contemplated herein, FCEI hereby represents and warrants to AAPH as follows:

         4.1.     ORGANIZATION AND CAPITAL STRUCTURE OF FCEI.

                  (a) FCEI (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, (ii) has full power and authority to own or lease its properties and to carry on its business as now conducted and (iii) except as set forth in Schedule 4.1, has all requisite permits, licenses and other authority necessary to own its assets and engage in the business in which it is engaged.

                  (b) The authorized capital stock of FCEI consists of 50,000,000 shares of common stock, $.01 par value, of which 48,610,111 shares are issued and outstanding, and 20,000,000 shares of preferred stock, $.01 par value, of which no shares are issued and outstanding. All of the issued and outstanding shares of common stock have been duly authorized, and are validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.1, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require FCEI to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to FCEI. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of FCEI.

                  (c) The common stock of FCEI is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and is eligible for trading on the NASDAQ OTC Electronic Bulletin Board market. No action has been taken (whether by FCEI or otherwise) or has occurred which is designed to terminate, or likely to have the effect of terminating, such registration or disqualifying such registration or eligibility. Neither the U.S. Securities and

Exchange Commission ("SEC"), the National Association of Securities Dealers, Inc. ("NASD"), nor any similar securities commission or regulatory authority of any state or other jurisdiction has issued any order suspending or preventing the trading or the registration of any securities of FCEI, and no such actions are known by FCEI to be threatened or contemplated.

                  (d) Upon delivery of the FCEI Preferred Shares to AAPH at the Closing as contemplated by this Agreement, AAPH shall have lawful record ownership and good and marketable title thereto, free and clear of any adverse claim (other than any claims of persons claiming an interest through AAPH). The FCEI Preferred Shares, when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable. Upon conversion of the FCEI Preferred Shares to FCEI Common Shares in accordance with the terms of the Series A Preferred, the FCEI Common Shares will be validly issued, fully paid and nonassessable, will be owned by AAPH free and clear of any adverse claim (other than any claims of persons claiming an interest through AAPH), and will equal 60% of the total shares of FCEI common stock issued and outstanding as of the date of conversion.

                  (e) Set forth in Schedule 4.1 are complete and correct copies of FCEI's Articles of Incorporation and all amendments thereto and of its Bylaws, as amended to date, and Certificates of Good Standing of FCEI issued by the Utah Secretary of State.

                  (f) FCEI is the lawful owner of 100% of the issued and outstanding capital stock of Forte, Inc., an Ohio corporation (the "FCEI Subsidiary"), and has valid and marketable title thereto. FCEI does not own (directly or indirectly) any other subsidiaries, divisions or joint ventures. Except as set forth on Schedule 4.1, FCEI owns all such capital stock free and clear of any adverse claim (other than claims of persons claiming an interest through FCEI), pledges, encumbrances, claims and equities of every kind. The FCEI Subsidiary (i) is duly organized and validly existing under the laws of the state of Ohio, (ii) has full power and authority to own and operate its properties and to carry on its business and now conducted, and (iii) except as set forth in Schedule 4.1, has all required permits, licenses and other authority necessary to own its assets and engage in the business in which it is now engaged.

                  (g) FCEI and the FCEI Subsidiary are duly qualified as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect.

         4.2. BINDING OBLIGATION; NO CONFLICT. This Agreement and the other agreements and documents to be executed and delivered by FCEI pursuant to the provisions of this Agreement have been duly authorized, executed and delivered by FCEI and are valid and binding obligations of FCEI, enforceable in accordance with their respective terms. Neither the execution and delivery by FCEI of this Agreement and such other agreements and documents, nor the consummation by it of the transactions contemplated hereby or thereby or the performance by it of the covenants provided for herein and therein will: (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of FCEI, or of any law, ordinance or regulation or any judgment, writ, injunction, decree or order of any court or administrative or other governmental body which is applicable to, binding upon or enforceable against FCEI; (b) upon obtaining consents of the parties specified in Schedule 4.7, result in any breach of or default under any mortgage, contract, indenture, will, trust or other instrument which is either binding upon or enforceable against FCEI; or (c) cause, or give any person grounds to cause (with or without notice, the passage of time or both), the maturity of any liability or obligation of FCEI to be accelerated or increased. Other than as provided for herein, no permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other governmental authority is required in connection with the execution and delivery by FCEI of this Agreement or such other agreements and documents or the consummation by FCEI of the transactions contemplated hereby or thereby or the performance by FCEI of the covenants provided for herein or therein.

         4.3. NO LITIGATION. There is no claim, action, suit or other proceeding pending or, to the best knowledge of FCEI, threatened or contemplated against FCEI which, if decided adversely, would interfere with the consummation of the transactions contemplated hereby.

         4.4. FINANCIAL STATEMENTS. Set forth in Schedule 4.4 is a copy of an audited consolidated balance sheet of FCEI for the year ended December 31, 1995, an unaudited consolidated balance sheet of FCEI for the nine months ended September 30, 1996, and the related statements of income for the periods then ended (the "FCEI Financial Statements"). The FCEI Financial Statements fairly reflect the consolidated assets, liabilities and operating results of FCEI at the dates and for the periods shown, and have been prepared in accordance with generally accepted accounting principles consistently applied (subject in the case of the unaudited financial statements to normal audit adjustments and the absence of footnote disclosure).

         4.5.     ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Schedule 4.5, since September 30, 1996, there has been:

                  (a) no increase in the indebtedness for borrowed money incurred by FCEI or the FCEI Subsidiary and no incurrence of any other obligation or liability (fixed or contingent), except for trade obligations and other liabilities incurred in the ordinary course of business consistent with past practice;

                  (b) no material adverse change in the assets, liabilities, properties, business, profits, prospects or condition of FCEI or the FCEI Subsidiary and, to the best knowledge of FCEI, no occurrence of any fact or existence of any condition which might reasonably be expected to cause such a change in the future;

                  (c) no damage, destruction, loss or claim to or against any property or assets of FCEI or the FCEI Subsidiary, whether or not covered by insurance, which materially affects the assets, liabilities, properties, business, profits, prospects or condition of FCEI or the FCEI Subsidiary;

                  (d) no sale, transfer, other disposition, mortgage or pledge of, and no imposition of any lien, charge or encumbrance on, any of the properties or assets of FCEI or the FCEI Subsidiary, other than resulting from transactions in the ordinary course of business consistent with past practice;

                  (e) no contribution to the capital, no dividend or other distribution or payment in respect of, and no subdivision, consolidation or other recapitalization of, the capital stock of FCEI or the FCEI Subsidiary and no declaration or authorization of any of the foregoing;

                  (f) no issuance or payment of any special bonuses to employees of FCEI or the FCEI Subsidiary;

                  (g) no agreements or understandings with respect to the merger, consolidation, liquidation or reorganization of FCEI or the FCEI Subsidiary;

                  (h) no termination or receipt of notice of any termination of any material agreement of FCEI or the FCEI Subsidiary, nor has FCEI or the FCEI Subsidiary entered into any material agreement or made any material commitment; and

                  (i) no actual or overtly threatened employee strikes, work stoppages, slow-downs or lock-outs affecting FCEI or the FCEI Subsidiary, nor any material change in the relationship of FCEI or the FCEI Subsidiary with any of its employees, salesmen, distributors, sales representatives or independent contractors.


         4.6.     NO DEFAULT OR LITIGATION.  Except as set forth in Schedule
4.6:

                  (a) Neither FCEI nor the FCEI Subsidiary is in material default or material violation under any agreement, lease or other instrument to which it is a party, or under any law, regulation, writ, injunction, order or decree of any court or any foreign, federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, applicable laws, rules and regulations relating to environmental protection, anti-trust, civil rights, health and occupational health and safety);

                  (b) there is no claim, action, suit or other proceeding pending, or to the best knowledge of FCEI, threatened or contemplated against FCEI or the FCEI Subsidiary, which, if decided adversely, would materially adversely affect the assets or business of FCEI or the FCEI Subsidiary, or would interfere with the consummation of the transactions contemplated hereby; and

                  (c) no action, suit or proceeding has been instituted or, to the best knowledge of FCEI, threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

         4.7. APPROVALS. Except as set forth in Schedule 4.7, no authorization, approval or consent of, or filing with, any governmental authority or third party is required in connection with the execution and delivery by FCEI of this Agreement and the consummation by FCEI of the transactions contemplated hereby and by any agreements or documents delivered by FCEI hereunder.

         4.8. COMPLETENESS AND CONDITION OF ASSETS. The assets owned or leased by FCEI and the FCEI Subsidiary constitute all of the assets which are being used in the business of FCEI and the

FCEI Subsidiary. To the best knowledge of FCEI, such assets (a) constitute all of the assets necessary to continue the operations of FCEI and the FCEI Subsidiary after the date hereof and (b) are in operating condition adequate to operate the business of FCEI and the FCEI Subsidiary as presently conducted.

         4.9. TITLE TO PROPERTY. FCEI and the FCEI Subsidiary have good and marketable title to all of the assets purported to be owned by them, subject to no mortgage, lien, security interest or other encumbrance or adverse interest of any kind except (a) as set forth in Schedule 4.9 or (b) any lien for current taxes which are not yet due and payable.

         4.10. TAX LIABILITIES. FCEI and the FCEI Subsidiary have filed all federal, state, county and local income, excise, withholding, property, sales, franchise and other tax returns and related information which are required to be filed by them, and have paid all such taxes (including any interest and penalties thereon) which have become due pursuant to such returns or pursuant to any assessment which has become payable, except for returns which have been appropriately extended and for taxes which are being contested in good faith. All federal, state, county and local tax returns required to be filed by FCEI and the FCEI Subsidiary on or before the Closing Date will either be timely filed or appropriately extended. All returns hereinabove referred to are true and correct in all material respects. FCEI and the FCEI Subsidiary have complied with all applicable laws, rules and regulations relating to the payment and withholding of taxes and have withheld all amounts required by law to be withheld from the wages or salaries of employees and are not liable for any taxes or penalties for failure to comply with any of the foregoing. The amounts reflected in the FCEI Financial Statements will be sufficient for the payment of all accrued, unpaid, or deferred federal, state, county and local income, excise, withholding, property, sales, franchise and other taxes (including any interest or penalties) of FCEI and the FCEI Subsidiary for the fiscal period ended September 30, 1996 and for all prior fiscal years.

         4.11. PATENTS, TRADE NAMES, TRADEMARKS, COPYRIGHTS AND OTHER RIGHTS. FCEI and the FCEI Subsidiary do not own or control, nor do they have any right, license or interest in, any United States or foreign patent or patent application or any United States, state or foreign trade name, trademark or servicemark registration or application or any United States, foreign or state copyright registration (collectively, "Intellectual Property Rights"), except as listed on Schedule 4.11 hereto, which contains a list and description of: (i) all trade names, trademarks and servicemarks (a) owned or controlled by FCEI and the FCEI Subsidiary, or (b) under which FCEI and the FCEI Subsidiary hold any right, license or interest; (ii) all agreements, commitments, contracts, understandings, licenses, assignments and indemnities relating or pertaining to such registrations to which FCEI and the FCEI Subsidiary are a party; (iii) all patents, patent applications, copyrights, licenses or agreements pertaining to know-how, trade secrets, inventions, disclosures or uses of ideas and intellectual property to which FCEI or the FCEI Subsidiary is a party; and (iv) all registered, assumed or fictitious names under which FCEI and the FCEI Subsidiary are conducting business. To the best knowledge of FCEI, FCEI and the FCEI Subsidiary are not infringing any Intellectual Property Right of any third party, and no third party is infringing any Intellectual Property Right owned, controlled, licensed or used by FCEI or the FCEI Subsidiary, or in which either of them has any right or interest.

         4.12. REAL ESTATE. Schedule 4.12 contains a list of (a) each lease or agreement under which FCEI or the FCEI Subsidiary is a lessee of, or holds or operates, any real estate owned by any third party, and (b) each parcel of real estate owned by FCEI or the FCEI Subsidiary. Except as disclosed in Schedule 4.12, (a) each of the leases and agreements described therein is in good standing and in full force and effect and is the valid and binding obligation of FCEI or the FCEI Subsidiary and the other parties thereto in accordance with its respective terms and will continue in effect after the Closing Date without the consent, approval or act of any other party; and (b) each parcel of real estate owned by FCEI or the FCEI Subsidiary conforms in all material respects to all applicable building, zoning and fire laws, ordinances and regulations. FCEI and the FCEI Subsidiary are not in default in any material respect under any real estate lease or agreement, and FCEI and the FCEI Subsidiary have not received any notice of default thereunder which has not been cured.

         4.13. CONTRACTS. Except as set forth in Schedule 4.13, neither FCEI and the FCEI Subsidiary, nor either of them, is a party to:

                  (a) any contract for the lease or sublease of personal property from or to any third party or group of contracts for the lease or sublease of similar kinds of personal property from or to third parties;

                  (b) any contract or agreement for the purchase or sale of raw materials, commodities, merchandise, supplies, other materials or personal property or for the furnishing or receipt of services, except for those contracts and agreements (i) which were entered into in the ordinary course of business and (ii) which individually involve an obligation or liability on the part of FCEI or the FCEI Subsidiary in an amount less than Fifty Thousand Dollars ($50,000);

                  (c) any distributor, dealer, manufacturer's representative, sales, agency or advertising contract which is not terminable by FCEI or the FCEI Subsidiary, without penalty, on notice of 30 days or less;

                  (d) any guarantee of the obligations of customers, suppliers, officers, directors, employees or others; or

                  (e) any other contract, whether or not made in the ordinary course of business, which is material to the business or assets of FCEI or the FCEI Subsidiary, except for bid bonds, performance bonds and payment bonds contracted in the ordinary course of business.

                  No purchase commitment by FCEI or the FCEI Subsidiary is in excess of its ordinary business requirements or at a price in excess of fair market price at the date thereof. Except as set forth in Schedule 4.13, (i) none of the contracts or agreements listed in Schedule 4.13 or any other Schedule hereto will expire or be terminated or be subject to any modification of terms or conditions upon the consummation of the transactions contemplated hereby;
(ii) FCEI and the FCEI Subsidiary are not in default in any material respect under the terms of any such contract or agreement nor in default on the payment of any principal of or interest on any indebtedness for borrowed money, and no event has occurred which, with the passage of time or giving of notice, or both, would constitute such a default by FCEI or the FCEI Subsidiary; and (iii) to the best knowledge of FCEI, no other party to any such contract or agreement is in default in any respect thereunder and no such event has occurred with respect to such party.

         4.14.    EMPLOYEE AGREEMENTS; EMPLOYEE RELATIONS.

                  (a) Except as disclosed on Schedule 4.14, there is no plan, contract or arrangement, oral or written, including, but not limited to, deferred compensation plans, supplemental death, disability, and retirement plans, medical reimbursement plans, employee welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), pension plans (within the meaning of Section 3(2) of ERISA), employee severance plans, bonus plans or any other employee benefit plans of any kind or character, whether oral or written, whereunder FCEI or the FCEI Subsidiary has any obligations to its officers, directors, employees or agents or whereunder any of such persons owes money or any obligation to FCEI or the FCEI Subsidiary. Except as disclosed in Schedule 4.14, FCEI and the FCEI Subsidiary are not a party to any (i) agreement with any director, officer or employee of FCEI or the FCEI Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment, or (ii) agreement or plan which provides rights in the stock or equity of FCEI or the FCEI Subsidiary, including, without limitation, any incentive or bonus plan, stock option plan, stock appreciation rights plan or stock purchase plan.

                  (b) Schedule 4.14 lists the names and positions of each officer and director of FCEI and the FCEI Subsidiary. No such officer or director is subject to any condition or circumstance which would be required to be disclosed pursuant to Item 401(d) of SEC Regulation S-B.

                  (c) Except as set forth in Schedule 4.14, neither FCEI and the FCEI Subsidiary, nor either of them, (i) has engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of its business; (ii) has failed to comply in all material respects with all applicable laws, rules and regulations relating to wages, hours and collective bargaining; or (iii) has had notice of any claim that FCEI or the FCEI Subsidiary has engaged in any such practice or has failed to so comply. The relations of FCEI and the FCEI Subsidiary with its employees are satisfactory from an operational point of view.

         4.15. PERMITS. FCEI and the FCEI Subsidiary possess all franchises, permits, licenses, certificates, approvals and other authorizations necessary to own or lease and operate their properties and to conduct their business as now conducted, (all of which are hereinafter collectively called the "Permits"), all of which are in full force and effect, except to the extent that the failure to possess or maintain any such Permit would not, individually or in the aggregate, have a material adverse effect. FCEI and the FCEI Subsidiary are not in default in any material respect under the terms of any such Permit and have not received notice of any default thereunder, and, to the best knowledge of FCEI, no other party to any such Permit is in default in any material respect thereunder.

         4.16. INSURANCE. Schedule 4.16 includes copies of all certificates of insurance listing all property, liability and related insurance maintained by FCEI and the FCEI Subsidiary on the date hereof. FCEI and the FCEI Subsidiary have complied in all material respects with each of such insurance policies and have not failed to give any notice or present any claim thereunder in a due and timely manner.

         4.17. ENVIRONMENTAL CONDITIONS. To the best knowledge of FCEI, except as set forth in Schedule 4.17, (a) FCEI and the FCEI Subsidiary are currently in compliance in all material respects with all federal, state and local environmental or health and safety-related laws, regulations, rules or ordinances applicable to its facilities and operations; (b) except in accordance with applicable law, FCEI and the FCEI Subsidiary have not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed, nor has there been any spill, leak or discharge of, any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, solid waste or oil as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, the Federal Clean Water Act, as amended, or any other federal, state or local environmental law, regulation, ordinance or rule; (c) FCEI and the FCEI Subsidiary have received all material permits and approvals and have made all material filings required by applicable federal, state, or local laws with respect to emissions into the environment (including solids, liquids, and gases) and the proper disposal of hazardous materials (including solid waste materials); and (d) no underground storage tanks or surface impoundments are located at, on or under any property now or previously owned or now leased by FCEI or the FCEI Subsidiary.

         4.18. ACCOUNTS RECEIVABLE. All accounts receivable of FCEI and the FCEI Subsidiary have arisen from bona fide transactions in the ordinary course of their business. Except as set forth in Schedule 4.18, there is no account receivable debtor among the Significant Customers (as defined in Section 4.19 of this Agreement) who is, to the best knowledge of FCEI, insolvent, unable to pay its debts as they become due, or in bankruptcy.

         4.19. CUSTOMERS AND SUPPLIERS. Except as set forth in Schedule 4.19, there exists no actual or, to the best knowledge of FCEI, threatened termination, cancellation or material limitation of, or any material modification or change in, the business relationships of FCEI and the FCEI Subsidiary with any Significant Supplier or Significant Customer (each as defined below) or group of suppliers or customers and there exists no present or future condition or state of facts or circumstances known to FCEI involving any Significant Supplier or Significant Customer or group of suppliers or customers, which would adversely affect the businesses of FCEI and the FCEI Subsidiary or prevent FCEI and the FCEI Subsidiary from conducting their businesses after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which they have heretofore conducted such businesses. For purposes of this Section 4.19, (a) "Significant Supplier" means any of the ten
(10) largest suppliers, by dollar volume, of FCEI and the FCEI Subsidiary, on an aggregate basis, during the nine months ended September 30, 1996 and (b) "Significant Customer" means any of the twenty (20) largest customers, by dollar volume, of FCEI and the FCEI Subsidiary, on an aggregate basis, during the nine months ended September 30, 1996.

         4.20. FINDER. Except as set forth in Schedule 4.20, neither FCEI nor the FCEI Subsidiary, nor any party acting on behalf of any of them, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby.

         4.21.    CERTAIN TAX MATTERS.

                  (a) FCEI has no plan or intention to liquidate or merge AAP into another corporation, to cause AAP to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business, or to sell or otherwise dispose of any of the AAP shares, except for transfers described in Section 368(a)(2)(C) of the Code.

                  (b) FCEI has no plan or intention to repurchase any of the FCEI shares issued to AAPH.

                  (c) FCEI does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any AAP shares. FCEI has no plan or intention to purchase any shares of AAP other than pursuant to the terms of this Agreement.

                  (d) After the Closing Date, FCEI will cause AAP to continue its historic business and continue to use a significant portion of its historic business assets in such business.

         4.22. NO OMISSIONS. None of the representations or warranties of FCEI contained herein, none of the information contained in the Schedules referred to in this Article IV, and none of the other information or documents furnished to AAPH or its representatives by FCEI pursuant to the provisions of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. There is no fact known by FCEI which materially and adversely affects or in the future might reasonably be expected to materially and adversely affect the business, profits or financial condition of FCEI which has not been set forth or referred to in this Agreement or in the Schedules hereto.

                                   ARTICLE V.
                                   PRE-CLOSING
                                COVENANTS OF AAPH

         Until the Closing, AAPH hereby agrees to keep, perform and fully discharge the following covenants and agreements:

         5.1. INVESTIGATION OF BUSINESS OF AAP AND THE AAP SUBSIDIARIES BY FCEI. AAPH shall cause AAP and the AAP Subsidiaries to afford to the officers, employees and authorized representatives of FCEI (including, without limitation, independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, customers, suppliers, employees and business and financial records (including computer files, retrieval programs and similar documentation) of AAP and the Subsidiaries to the extent FCEI shall deem necessary or desirable, and shall furnish to FCEI or its authorized representatives such additional information concerning the operations, properties and business of AAP and the Subsidiaries as shall be reasonably requested, including all such information as shall be necessary to enable FCEI or its authorized representatives to verify the accuracy of the representations and warranties contained in Article III and to verify the accuracy of the financial statements referred to in Section 3.2, and to determine whether the conditions set forth in Article VIII have been satisfied. Notwithstanding the foregoing, FCEI and its representatives shall not contact any customer, supplier or employee of AAP or the AAP Subsidiaries without the prior consent of AAPH, which shall not be unreasonably withheld. FCEI agrees that its investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of AAP and the AAP Subsidiaries. No investigation made by FCEI or its authorized representatives hereunder shall affect the scope or validity of the representations and warranties of AAPH, and FCEI shall continue to have the right to rely solely on such representations and warranties. The parties agree to keep all such information obtained confidential except to the extent necessary to comply with applicable laws.

         5.2. ORDINARY COURSE OF BUSINESS. AAPH shall use its best efforts to cause AAP and the AAP Shareholders to be operated in the ordinary course of business and, subject to the provisions of this Agreement, not to cause or permit AAP or the AAP Subsidiaries to take any action which would have the effect of denying FCEI the right to acquire the AAP Shares in the manner contemplated by this Agreement.

         5.3. MAINTAIN BUSINESS AS A GOING CONCERN. AAPH shall use its best efforts to cause AAP and the AAP Subsidiaries to preserve their business organizations intact, to maintain their assets in operating condition and repair, to retain the services of their employees and to preserve the goodwill of their suppliers and customers.

         5.4. DIVIDENDS. Except as set forth on Schedule 3.3, AAPH agrees that it will not cause or permit AAP or the AAP Subsidiaries to declare or pay any dividends or to make any distributions without the prior written consent of FCEI.

         5.5. EMPLOYEE COMPENSATION. Except in the ordinary course of business or as otherwise set forth on Schedule 3.3, AAPH will not cause or permit AAP or the AAP Subsidiaries to increase employee compensation levels or pay any bonuses to employees without the prior written consent of FCEI.

         5.6. NO MATERIAL CHANGES IN THE BUSINESS OF AAP. Except as set forth on Schedule 3.3, AAPH will not cause or permit AAP or any of the AAP Subsidiaries, without the written consent of FCEI, to:

                  (a) purchase, sell, lease or dispose of any material property or assets or incur any material liability or enter into any material transaction other than in the ordinary course of business;

                  (b) issue, sell or otherwise distribute any treasury shares or any of its stock, or effect any stock split or reclassification of any shares of capital stock or grant or commit to grant any option, warrant or other right to subscribe for or purchase or otherwise acquire any share of its capital stock or security convertible or exchangeable for such shares;

                  (c) effect any amendment to its Articles of Incorporation or Bylaws, except as may be necessary to remain in existence;

                  (d) authorize any director, or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to solicit or encourage any inquiries or the making of any proposal which it reasonably expects may lead to any proposal for a merger, tender offer or other business combination involving it, or for the acquisition of a substantial equity interest in it or a substantial portion of its assets; or

                  (e) enter into any transaction with any affiliate of AAP or AAPH, other than in the ordinary course of business.

         5.7. NECESSARY CONSENTS AND GOVERNMENTAL APPROVALS. AAPH shall cause AAP and the AAP Subsidiaries to use their best efforts to obtain all consents from parties to contracts, licenses, leases and other agreements of AAP and the AAP Subsidiaries, and all consents or permits from governmental authorities which are required by the terms thereof, by this Agreement or otherwise for the consummation of the transactions contemplated hereby.

         5.8.     FINANCIAL STATEMENTS. As promptly as practicable hereafter,
(a) AAPH shall, and shall cause AAP and the AAP Subsidiaries to, cooperate with FCEI in all reasonable respects in connection with the preparation of audited and unaudited financial statements of AAP and the AAP Subsidiaries, and certain pro forma financial information, which will be required to be included in FCEI's reports to the SEC following the completion of the Reorganization, as specified by applicable SEC regulations (the "Required Financial Statements"); (b) AAPH shall cause AAP and the AAP Subsidiaries to engage Semple & Cooper, P.L.C. to audit the Required Financial Statements to the extent required by applicable SEC regulations, and (c) AAPH shall cause AAP and the AAP Subsidiaries to take all other actions reasonably necessary to permit the preparation of the Required Financial Statements as soon as practicable after the date hereof.

                                   ARTICLE VI.
                                   PRE-CLOSING
                                COVENANTS OF FCEI

         Until the Closing, FCEI hereby agrees to keep, perform and fully discharge the following covenants and agreements:

         6.1. INVESTIGATION OF BUSINESS OF FCEI AND THE FCEI SUBSIDIARY BY AAPH. FCEI shall afford, and shall cause the FCEI Subsidiary to afford, to the officers, employees and authorized representatives of AAPH (including, without limitation, independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, customers, suppliers, employees and business and financial records (including computer files, retrieval programs and similar documentation) of FCEI and the FCEI Subsidiary to the extent AAPH shall deem necessary or desirable, and shall furnish to AAPH or its authorized representatives such additional information concerning the operations, properties and business of FCEI and the FCEI Subsidiary as shall be reasonably requested, including all such information as shall be necessary to enable AAPH or its authorized representatives to verify the accuracy of the representations and warranties contained in Article IV and to verify the accuracy of the financial statements referred to in Section 4.4, and to determine whether the conditions set forth in
Article IX have been satisfied. Notwithstanding the foregoing, AAPH and its representatives shall not contact any customer, supplier or employee of FCEI or the FCEI Subsidiary without the prior consent of FCEI, which shall not be unreasonably withheld. AAPH agrees that its investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of FCEI and the FCEI Subsidiary. No investigation made by AAPH or its authorized representatives hereunder shall affect the scope or validity of the representations and warranties of FCEI, and AAPH shall continue to have the right to rely solely on such representations and warranties. The parties agree to keep all such information obtained confidential except to the extent necessary to comply with applicable laws.

         6.2. ORDINARY COURSE OF BUSINESS. FCEI shall use its best efforts to operate, and to cause the FCEI Subsidiary to operate, in the ordinary course of business and, subject to the provisions of this Agreement, not to take or cause or permit the FCEI Subsidiary to take any action which would have the effect of denying AAPH the right to acquire the FCEI Preferred Shares in the manner contemplated by this Agreement.

         6.3. MAINTAIN BUSINESS AS A GOING CONCERN. FCEI shall use its best efforts, and shall cause the FCEI Subsidiary to use its best efforts, to preserve its business organization intact, to maintain its assets in operating condition and repair, to retain the services of its employees and to preserve the goodwill of its suppliers and customers.

         6.4. DIVIDENDS. Except as set forth in Schedule 4.5, FCEI agrees that it will not declare or pay any dividends or make any distributions without the prior written consent of AAPH.

         6.5. EMPLOYEE COMPENSATION. Except in the ordinary course of business or as otherwise set forth in Schedule 4.5, FCEI will not increase employee compensation levels or pay any bonuses to employees without the prior written consent of AAPH.

         6.6. NO MATERIAL CHANGES IN THE BUSINESS OF FCEI. Except as set forth in Schedule 4.5, neither FCEI nor the FCEI Subsidiary will, without the written consent of AAPH:

                  (a) purchase, sell, lease or dispose of any material property or assets or incur any material liability or enter into any material transaction other than in the ordinary course of business;

                  (b) issue, sell or otherwise distribute any treasury shares or any of its stock, or effect any stock split or reclassification of any shares of capital stock or grant or commit to grant any option, warrant or other right to subscribe for or purchase or otherwise acquire any share of its capital stock or security convertible or exchangeable for such shares;

                  (c) effect any amendment to its Articles of Incorporation or Bylaws, except as may be necessary to remain in existence;

                  (d) authorize any director, or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to solicit or encourage any inquiries or the making of any proposal which it reasonably expects may lead to any proposal for a merger, tender offer or other business combination involving it, or for the acquisition of a substantial equity interest in it or a substantial portion of its assets; or

                  (e) enter into any transaction with any affiliate of FCEI, other than in the ordinary course of business.

         6.7. NECESSARY CONSENTS AND GOVERNMENTAL APPROVALS. FCEI shall use, and shall cause the FCEI Subsidiary to use, its best efforts to obtain all consents from parties to contracts, licenses, leases and other agreements of FCEI or the FCEI Subsidiary, and all consents or permits from governmental authorities which are required by the terms thereof, by this Agreement or otherwise for the consummation of the transactions contemplated hereby.

         6.8. EXCHANGE ACT FILINGS. As promptly as practicable after the date hereof, FCEI will prepare and file with the SEC any and all filings which FCEI was required to make under the Exchange Act which have not previously been made, and will file any amendments to previous filings made by FCEI with the SEC as necessary to ensure that such filings comply in all material respects with applicable SEC regulations (the "Required SEC Filings"). FCEI will also prepare and file with the SEC any and all filings which FCEI is required to make under the Exchange Act between the date of this Agreement and the Closing Date. FCEI will provide AAPH with copies of all of the Required SEC Filings and other filings made by FCEI with the SEC prior to the Closing Date promptly after each such filing has been made and with copies of all correspondence received by FCEI from the SEC or from any state securities regulatory agency.

                                  ARTICLE VII.
                        ADDITIONAL PRE-CLOSING COVENANTS

         Until the Closing, each of the parties hereto hereby agrees to keep, perform and fully discharge the following covenants and agreements:

         7.1. APPROVALS. Each of the parties hereto shall use its best efforts to obtain any authorization, approval or consent of vendors, suppliers, lenders or other parties whose consent is required for the consummation of the transactions contemplated hereby.

         7.2. PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty made by such party herein inaccurate in any material respect as of the Closing Date. Each party shall promptly notify the other party of any lawsuit, proceeding, claim or investigation that may be threatened, brought, asserted or commenced against the notifying party involving in any way the transactions contemplated by this Agreement.

         7.3. MALLYCLAD. It is acknowledged by AAPH and FCEI that Mallyclad Corp., a Michigan corporation ("Mallyclad"), was originally intended to be merged into AAP prior to the Closing Date. FCEI has agreed that AAP may sell its interest in Mallyclad to a third party; provided, however, that the proceeds of any such sale shall remain in AAP as additional working capital. In the event that AAP has not sold its interest in Mallyclad prior to the Closing Date, AAPH shall take all action necessary to merge Mallyclad with and into AAP prior to the Closing Date. In that event,

Mallyclad shall for all purposes be considered to be an AAP Subsidiary hereunder, except that references to the State of Delaware as they relate to Mallyclad shall be deemed to be references to the State of Michigan.

                                  ARTICLE VIII.
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF FCEI

         The obligations of FCEI to effect the transactions contemplated by this Agreement shall, at the option of FCEI, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         8.1.     NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES.
(a) There shall have been no material breach by AAPH in the performance of any of its covenants and agreements herein; (b) each of the representations and warranties of AAPH contained herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date; and (c) there shall have been delivered to FCEI a certificate to such effect, dated the Closing Date, signed on behalf of AAPH by an authorized representative of AAPH.

         8.2. DELIVERY OF DOCUMENTS. AAPH shall have executed and delivered to FCEI all documents required to be so executed and delivered by AAPH hereunder.

         8.3. NO CHANGES OR DESTRUCTION OF PROPERTY. (a) Between the date hereof and the Closing Date, there shall have been (i) no material adverse change in the assets, liabilities, business, properties, profits, prospects or condition of AAP or the Subsidiaries; (ii) no material adverse federal or state legislative or regulatory change affecting the products, services or business of AAP or the Subsidiaries; and (iii) no material damage to the properties and assets of AAP or the Subsidiaries, by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and (b) there shall have been delivered to FCEI a certificate or certificates to such effect, dated the Closing Date, signed on behalf of AAPH by an authorized representative of AAPH.

         8.4. NO RESTRAINT OR LITIGATION. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

         8.5. NECESSARY GOVERNMENTAL APPROVALS. AAP shall have received all governmental and regulatory approvals and actions necessary for it to consummate the transactions contemplated hereby which are either required to be obtained prior to the Closing Date by applicable law or regulation or are necessary to prevent a material adverse change in the assets, liabilities, business, properties, profits, prospects or condition of AAP.

         8.6. NECESSARY CONSENTS. AAP shall have received consents, in form and substance reasonably satisfactory to FCEI, to the transactions contemplated hereby from all parties to all contracts, leases, agreements and permits to which AAP is a party or by which it is affected and which require such consent in connection with the execution and performance by AAPH of this

Agreement or are necessary to prevent a material adverse change in the assets, liabilities, business, properties, profits, prospects or condition of AAP.

         8.7. REQUIRED FINANCIAL STATEMENTS. The Required Financial Statements shall have been completed and delivered to FCEI, with such audit reports as are required under applicable SEC regulations, issued by Semple & Cooper, PLC.

         8.8. ABSENCE OF MATERIAL ADVERSE FINDINGS. AAPH shall not have discovered any material adverse fact or circumstance regarding FCEI or the ability of FCEI to consummate the transactions contemplated by this Agreement which has not been disclosed to AAPH prior to the date hereof and which cannot reasonably be remedied.


                                   ARTICLE IX.
                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                     OF AAPH

         The obligations of AAPH to effect the transactions contemplated hereby shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         9.1.     NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES.
(a) There shall have been no material breach by FCEI in the performance of any of its covenants and agreements herein; (b) each of the representations and warranties of FCEI contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except as affected by transactions contemplated by this Agreement; and (c) there shall have been delivered to AAPH a certificate or certificates to such effect, dated the Closing Date, signed on behalf of FCEI by one of its authorized representatives.

         9.2. DELIVERY OF DOCUMENTS. FCEI shall have executed and delivered to AAPH all documents required to be so executed and delivered by FCEI hereunder.

         9.3. NO CHANGES OR DESTRUCTION OF PROPERTY. (a) Between the date hereof and the Closing Date, there shall have been (i) no material adverse change in the assets, liabilities, business, properties, profits, prospects or condition of FCEI; (ii) no material adverse federal or state legislative or regulatory change affecting the products, services or business of FCEI; and
(iii) no material damage to the properties and assets of FCEI, by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and (b) there shall have been delivered to AAPH a certificate or certificates to such effect, dated the Closing Date, signed on behalf of FCEI by an authorized representative of FCEI.

         9.4. NO RESTRAINT OR LITIGATION. No action, suit or proceeding by any governmental agency shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

         9.5. NECESSARY GOVERNMENTAL APPROVALS. FCEI shall have received all governmental and regulatory approvals and actions necessary for it to consummate the transactions contemplated hereby which are required to be obtained prior to the Closing Date by applicable law or regulation or are necessary to prevent a material adverse change in the assets, liabilities, business, properties, profits, prospects or condition of FCEI.

         9.6. NECESSARY CONSENTS. FCEI shall have received consents, in form and substance reasonably satisfactory to AAPH, to the transactions contemplated hereby from all parties to all contracts, leases, agreements and permits to which FCEI is a party or by which it is affected and which require such consent in connection with the execution and performance by FCEI of this Agreement or are necessary to prevent a material adverse change in the assets, liabilities, business, properties, profits, prospects or condition of FCEI.

         9.7. EXCHANGE ACT FILINGS. All of the Required SEC Filings shall have been made as provided in Section 6.8 hereof, and the SEC shall not have taken any action, or communicated any intention to FCEI thereafter that the SEC intends to take any action, which would have the purpose or effect of: (a) suspending or terminating FCEI's registration under Section 12 of the Exchange Act; (b) suspending or terminating the eligibility of FCEI's common stock for trading on the NASDAQ OTC Electronic Bulletin Board; or (c) implementing enforcement or other proceedings against FCEI.

         9.8. NASDAQ LISTING ELIGIBILITY. As of the Closing Date, FCEI shall meet all requirements for listing of its common stock for trading on the Nasdaq Small-Cap Market, with the exception of the minimum bid price requirement.

         9.9. ABSENCE OF MATERIAL ADVERSE FINDINGS. FCEI shall not have discovered any material adverse fact or circumstance regarding AAPH or the ability of AAPH to consummate the transactions contemplated by this Agreement which has not been disclosed to FCEI prior to the date hereof and which cannot reasonably be remedied.

                                   ARTICLE X.
                             POST-CLOSING COVENANTS


         10.1.    FCEI BOARD MEETING.      Immediately after Closing, FCEI shall
hold a special meeting of its directors, duly noticed, for the following purposes:

                  (a) Accepting the resignations of all officers and directors of FCEI (except Frank J. Amedia and John Masternick), which resignations shall have been submitted prior to the Closing and shall be contingent upon the Closing;

                  (b) Appointing a new board of directors and officers of FCEI and the FCEI Subsidiary as listed and set forth on Schedule 10.1;

                  (c) Appointing a new board of directors and officers of AAP and the AAP Subsidiaries as listed and set forth on Schedule 10.1;

                  (d) Authorizing the indemnification of the officers and directors of FCEI, AAP, the FCEI Subsidiary and the AAP Subsidiaries;

                  (e) Authorizing the necessary actions to undertake the listing of the common stock of FCEI on the Nasdaq Small-Cap Market or another appropriate exchange;

                  (f) Authorizing the reincorporation of FCEI in Delaware pursuant to a change of domicile merger (the "Reincorporation"), in which the following terms, among others, would apply:

                  (i) The surviving corporation would be a Delaware corporation;

                  (ii) The Certificate of Incorporation and Bylaws of the Delaware corporation would be the Certificate of Incorporation and Bylaws of the surviving corporation;

                  (iii) The directors and officers of FCEI would be the directors and officers of the surviving corporation;

                  (iv) The authorized capital of the surviving corporation would consist of 50 million common shares and 20 million preferred shares, with the preferred shares issuable in series as designated by the board of directors;

                  (v) Each outstanding share of common stock of FCEI would be converted into one-tenth (1/10th) of a share of common stock of the surviving corporation;

                  (vi) Each outstanding share of Series A Preferred should be converted into one-tenth (1/10th) of a share of common stock of the surviving corporation; and

                  (vii) The name of the surviving corporation would be "American Architectural Products Corporation;"

                  (g) Approving the submission of the reincorporation to a vote of the shareholders of FCEI at a meeting to be held as soon as practicable thereafter in compliance with SEC requirements and Utah law;

                  (h) Approving a key employee incentive stock plan under which officers and other key employees of FCEI designated by the board of directors or an authorized committee would be eligible to receive grants of incentive and non-qualified stock options in an amount not to exceed at any time a percentage of the outstanding common stock of FCEI reasonably acceptable to FCEI and AAPH.

                  (i) Approving the selection of auditors and legal counsel for FCEI; and

                  (j) Conducting such other business as may properly come before the special meeting of the board.

        10.2. FCEI SHAREHOLDERS MEETING. As soon as practicable after the Closing Date, FCEI will call a special meeting of its shareholders (the "FCEI Shareholders Meeting") to approve the

Reincorporation, as described in Section 10.1. The notice of such meeting shall be accompanied by a proxy statement or information statement, as applicable (the "Proxy Statement"), which has been filed with the SEC and which meets the applicable requirements of Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The FCEI Shareholders Meeting shall be called, held and conducted, and any proxies will be solicited, in compliance with applicable law. FCEI shall use its best efforts to obtain from the FCEI shareholders the approval of the Reincorporation.

         10.3. PROXY STATEMENT. As promptly as practicable after the Closing Date, FCEI shall prepare and file with the SEC the Proxy Statement and any other documents required to be filed in connection therewith. AAPH shall cooperate with FCEI in all reasonable respects in connection with the preparation and filing of the Proxy Statement with the SEC, and in responding to any SEC comments with respect to the Proxy Statement.

         10.4. REINCORPORATION; VOTING. AAPH agrees that it will vote all shares of Series A Preferred, and any shares of FCEI common stock and proxies held by AAPH, in favor of the Reincorporation at the FCEI Shareholders Meeting. FCEI will cause the Reincorporation to occur as soon as practicable after the necessary approval is obtained at the FCEI Shareholders Meeting.

         10.5. MASCOTECH OPTION AND PLEDGE AGREEMENT. AAPH is a party to that certain Option and Pledge Agreement dated August 29, 1996 (the "Option Agreement") between AAPH and MascoTech, Inc., a Delaware corporation ("MascoTech"), pursuant to which AAPH has granted MascoTech an option to purchase certain of the shares of AAP common stock (the "Option Shares") and has pledged the Option Shares to secure the performance by AAPH of its obligations under the Option Agreement. As of the Closing Date, FCEI and AAPH agree that FCEI will, and will cause AAP to, use its best efforts to cause all amounts owed by AAP to MascoTech under the Promissory Notes (as defined in the Option Agreement) to be paid in full on or prior to December 31, 1997. Without limiting the foregoing sentence, such best efforts shall include, if necessary, obtaining third-party financing on terms reasonably acceptable to FCEI to provide the funds necessary to pay such amounts. In the event that all amounts owed by AAP to MascoTech under the Promissory Notes are not paid in full on or prior to December 31, 1997 and MascoTech exercises its option to acquire any of the Option Shares at any time subsequent to the Closing Date: (i) AAPH shall deliver to MascoTech, in accordance with the terms of the Option Agreement, such number of the FCEI Preferred Shares or, after conversion, the FCEI Common Shares as shall be required by the terms of the Option Agreement; and (ii) FCEI shall issue to AAPH a number of FCEI Common Shares equal to (A) the number of FCEI Common Shares delivered by AAPH to MascoTech in accordance with the preceding clause (i) or (B) the number of FCEI Common Shares into which any FCEI Preferred Shares delivered by AAPH to MascoTech in accordance with the preceding clause
(i) would convert. Notwithstanding the foregoing, FCEI shall not be obligated to issue to AAPH any FCEI Common Shares pursuant to the preceding clause (ii) if all amounts owed by AAP to MascoTech under the Promissory Notes are paid in full in accordance with the terms thereof (as in effect on the date of this Agreement) on or prior to December 31, 1997.

         10.6. GUARANTIES OF AMEDIA, MASTERNICK AND HOFMEISTER. Frank J. Amedia ("Amedia") and John Masternick ("Masternick") have been required to be either a co-obligor or guarantor of debt of FCEI. George Hofmeister ("Hofmeister") has been required to be either a co-obligor or guarantor of debt of AAP. As of the Closing Date, FCEI and AAPH agree that FCEI will, and will cause AAP to, use their best efforts to secure the release of Amedia, Masternick and Hofmeister from all obligations as either a co-obligor or guarantor of FCEI or AAP debt. In addition, effective as of the Closing Date, FCEI will indemnify, defend and hold harmless Amedia, Masternick and Hofmeister, and their respective heirs, successors and assigns, against any loss, cost or expense, including reasonable attorneys fees, which any of them may incur as a result of being a co-obligor or guarantor of any FCEI or AAP debt. FCEI will not, and will not cause or permit AAP to, sell, exchange, transfer or otherwise dispose of assets securing any FCEI or AAP debt without the prior written consent of any such person who is a co-obligor or guarantor of such debt, which consent shall not be unreasonably withheld. Amedia, Masternick and Hofmeister are hereby expressly made third party beneficiaries of this Section 10.6, but not of any other section of this Agreement.

                                   ARTICLE XI.
                                     NOTICES

         All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telex, by telecopier or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

                   If to AAPH:              AAP Holdings, Inc.
                                            880 Huron Road, Suite 812
                                            Cleveland, Ohio 44115
                                            Telecopy: (816) 687-8740
                                            Attn: James E. Phillips

                   If to FCEI:              Forte Computer Easy, Inc.
                                            1350 Albert Street
                                            Youngstown, Ohio 44505
                                            Telecopy: (330) 746-5603
                                            Attn: Frank J. Amedia

All such notices or other communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if delivered by mail; when answered back, if telexed; and when receipt acknowledged, if telecopied.

                                  ARTICLE XII.
                                 CONFIDENTIALITY

         Each party hereto shall treat this Agreement and the transactions contemplated by this Agreement in strict confidence and shall make no disclosure or public announcement thereof, except as required by applicable law, without the prior consent of the other party. The parties have previously agreed on a form of press release to be issued with respect to the signing of this Agreement, and no other public announcement of such signing will be made by either party without the prior consent of the other. If the transactions contemplated by this Agreement are not consummated, each party agrees to return to the other party all written information furnished to it by such other party and all copies thereof, to preserve and protect such confidential information and not to use such confidential information to be made available to any third party, except to the extent contemplated hereby. This Article shall not apply to any information that (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party, (b) was available to the receiving party on a nonconfidential basis prior to the disclosure to the receiving party by the disclosing party, or (c) is independently developed by the receiving party or becomes available to the receiving party from a source having no confidentiality obligation to the disclosing party.

                                  ARTICLE XIII.
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         13.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Notwithstanding any investigation conducted before or after the Closing Date, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which FCEI or AAPH may have as a result of such investigation or otherwise, each party will be entitled to rely upon the other party's representations, warranties and covenants set forth in this Agreement. The obligations of a party with respect to its representations, warranties and covenants in this Agreement will survive the Closing of the transactions contemplated by this Agreement and continue in full force and effect until the date which is eighteen months after the Closing Date (the "Termination Date"), at which time the representations, warranties and covenants of the parties set forth in this Agreement and all liability of the parties with respect to such representations, warranties and covenants will terminate; provided, however, that thereafter a party will remain liable to the extent set forth below in connection with any claim for indemnity made against such party on or before the Termination Date until such time as such indemnity claim has been finally decided, settled or adjudicated.

         13.2 INDEMNIFICATION OBLIGATIONS OF AAPH. Subject to the provisions of this Agreement, from and after the Closing, AAPH shall indemnify, defend and hold harmless FCEI and its subsidiaries and affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "FCEI Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to the following:

                           (a) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations filed against any FCEI Indemnified Party that relate to AAP or the AAP Subsidiaries or the business of AAP or the AAP Subsidiaries to the extent the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of AAPH, AAP, any of the AAP Subsidiaries or any affiliate, officer, director, employee, agent, representative or subcontractor of any thereof;

                           (b) any breach of any representation, warranty, covenant, agreement or undertaking made by AAPH in this Agreement or in any certificate, agreement, exhibit, schedule or other writing delivered by AAPH, AAP or any of the AAP Subsidiaries to FCEI in connection with the matters contemplated thereby or pursuant to the provisions thereof (collectively, the "AAPH Ancillary Documents") which is not cured or resolved promptly by AAPH, AAP or any of the AAP Subsidiaries;

                           (c) notwithstanding any disclosure on Schedule 3.4 to this Agreement, any and all actions, suits, claims or similar proceedings brought by the owners or licensors of the patents listed on
         Schedule 3.9 to this Agreement if such claims relate to sales of infringing products by AAP or the AAP Subsidiaries occurring prior to the Closing Date; and

                           (d) any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by AAPH, AAP or any of the AAP Subsidiaries in this Agreement or the AAPH Ancillary Documents.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the FCEI Indemnified Parties described in this Section 13.2 as to which the FCEI Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "FCEI Losses."

         13.3 INDEMNIFICATION OBLIGATIONS OF FCEI. Subject to the provisions of this Agreement, from and after the Closing, FCEI shall indemnify, defend and hold harmless AAPH and its affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "AAPH Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to the following:

                           (a) any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations of AAP or the AAP Subsidiaries or the business of AAP or the AAP Subsidiaries to the extent the principal event giving rise thereto occurred subsequent to the Closing Date or which would result from or arise out of any action or inaction subsequent to the Closing Date of FCEI, AAP, any of the AAP Subsidiaries or any affiliate, officer, director, employee, agent, representative or subcontractor of any thereof;

                           (b) any breach of any representation, warranty, covenant, agreement or undertaking made by FCEI in this Agreement or in any certificate, agreement, exhibit, schedule or other writing delivered by FCEI or the FCEI Subsidiary to AAPH in connection with the matters contemplated thereby or pursuant to the provisions thereof (the "FCEI Ancillary Documents") which is not cured or resolved promptly by FCEI or any of its affiliates; or

                           (c) any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by FCEI or the FCEI Subsidiary in this Agreement or the FCEI Ancillary Documents.

The claims, liabilities obligations, losses, costs, expenses, penalties, fines and damages of the AAPH Indemnified Parties described in this Section 13.3 as to which the AAPH Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "AAPH Losses."

         13.4 SATISFACTION OF INDEMNIFICATION OBLIGATIONS. In the event FCEI shall have any liability to any of the AAPH Indemnified Parties in respect of AAPH Losses, FCEI shall satisfy such liability by the payment of cash to such AAPH Indemnified Party, or upon the agreement of such AAPH Indemnified Party, by delivering to such AAPH Indemnified Party a number of shares of FCEI common stock having an aggregate fair market value on the date of delivery equal to the amount of such liability. In the event AAPH shall have any liability to any of the FCEI Indemnified Parties in respect of FCEI Losses, AAPH shall satisfy such liability by the payment of cash to such FCEI Indemnified Party, or upon the agreement of such FCEI Indemnified Party, by delivering to such FCEI Indemnified Party a number of shares of FCEI common stock having an aggregate fair market value on the date of delivery equal to the amount of such liability.

                                  ARTICLE XIV.
                                   TERMINATION

         14.1. TERMINATION. This Agreement may be terminated and the Reorganization abandoned at any time prior to the Closing Date:

                  (a) by FCEI if there has been a material breach by AAPH of any covenant or agreement of AAPH set forth in this Agreement or in any other agreement or instrument delivered by AAPH to FCEI, which breach has not been cured within ten (10) days of the date on which written notice of such breach was first given to AAPH;

                  (b) by AAPH if there has been a material breach by FCEI of any covenant or agreement of FCEI in this Agreement or in any other agreement or instrument delivered by FCEI to AAPH, which breach has not been cured within ten
(10) days of the date on which written notice of such breach was first given to FCEI;

                  (c) by FCEI if it reasonably determines that the timely satisfaction of any condition set forth in Article VIII by the Final Date (as hereinafter defined) has become impossible (other than as a result of any failure on the part of FCEI to comply with or perform any covenant or obligation of FCEI set forth in this Agreement or in any other agreement or instrument delivered by FCEI to AAPH);

                  (d) by AAPH if it reasonably determines that the timely satisfaction of any condition set forth in Article IX by the Final Date has become impossible (other than as a result of any failure on the part of AAPH to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered by AAPH to FCEI);

                  (e) by FCEI if the Closing has not taken place on or before the Final Date (other than as a result of any failure on the part of FCEI to comply with or perform any covenant or obligation of FCEI set forth in this Agreement or in any other agreement or instrument delivered by FCEI to AAPH);

                  (f) by AAPH if the Closing has not taken place on or before the Final Date (other than as a failure on the part of AAPH to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered by AAPH to FCEI);

                  (g) by the mutual consent of FCEI and the AAPH.

         As used herein, the Final Date shall be January 31, 1997, except that if a temporary, preliminary or permanent injunction or other order by any federal or state court that would prohibit or otherwise restrain consummation of the Reorganization shall have been issued and shall remain in effect on January 31, 1997, and such injunction shall not have become final and nonappealable, either party, by giving the other written notice thereof on or prior to January 31, 1997, may extend the time for consummation of the Reorganization up to and including the earlier of the date such injunction shall become final and nonappealable or March 31, 1997, so long as such party shall, at its own expense, use its best efforts to have such injunction dissolved.

         14.2. TERMINATION PROCEDURES. If FCEI wishes to terminate this Agreement pursuant to Section 14.1(a), Section 14.1(c), Section 14.1(e), FCEI shall deliver to AAPH a written notice stating that FCEI is terminating this Agreement and setting forth a brief description of the basis on which FCEI is terminating this Agreement. If AAPH wishes to terminate this Agreement pursuant to Section 14.1(b), Section 14.1(d) or Section 14.1(f), AAPH shall deliver to FCEI a written notice stating that AAPH is terminating this Agreement and setting forth a brief description of the basis on which AAPH is terminating this Agreement.

         14.3. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 14.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that neither AAPH nor FCEI shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement.

                                   ARTICLE XV.
                             FEDERAL SECURITIES LAW

         15.1. FEDERAL SECURITIES LAW. FCEI and AAPH understand that the certificates for common stock to be issued to them will be restricted from transfer, that the securities are not freely tradeable and might be required to be held by them indefinitely or until such time, if any, as such securities are either registered under the Securities Act of 1933, as amended, (the "Act") or transfers may be made pursuant to an exemption from registration as is accorded by the Act or the rules and regulations promulgated thereunder. The stock certificates to be issued to the shareholders shall carry an appropriate legend to be printed on the form of the certificates to ensure that the transfer, distribution and any proposed sale or subsequent distribution of any such securities is not in violation of the Act or the terms thereof.

         15.2. LEGEND. Pursuant to paragraph (a) above, it is agreed and understood by FCEI and AAPH that the certificates shall each conspicuously set forth on the face or back thereof, a legend in substantially the following form:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.


                                  ARTICLE XVI.
                                  MISCELLANEOUS

         16.1. EXPENSES. Each party hereto will pay its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with.

         16.2. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         16.3. PARTIAL INVALIDITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

         16.4. SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of the parties hereto and its successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder is assignable, or shall be assigned, by either of the parties without the prior written consent of the other. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 16.4 any right, remedy or claim under or by reason of this Agreement.

         16.5. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when FCEI and AAPH shall have each executed one counterpart.

         16.6. TITLES AND HEADINGS. The titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         16.7. RECITALS, SCHEDULES AND EXHIBITS. The Recitals, Schedules and Exhibits referred to in this Agreement shall be construed with and are an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         16.8. ADVICE OF COUNSEL. Each party hereby acknowledges that they are entitled to and have been afforded the opportunity to consult legal counsel of its choice regarding the terms, conditions and legal effects of this Agreement, as well as the advisability and propriety thereof. Each party hereby further acknowledges having so consulted with legal counsel of its choosing or having chosen not to so consult, hereby waives any right to such legal representation and any right to raise or rely upon the lack of such representation or effective representation and any right to raise or rely upon the lack of representation or effective representation in any future proceeding or in connection with any future claim.

         16.9. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, including the Schedules and Exhibits, contains the entire understanding of the parties hereto with regard to the subject matter contained herein and supersedes any prior oral or written understanding or agreement of the parties with respect to the transactions contemplated hereby. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement in any respect, and any party, as to such party, may (i) extend the time for performance of any obligations of any other party, (ii) waive any inaccuracies in representations and warranties by any other party, (iii) waive performance of any obligations by any other party, and (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations hereunder. Any such amendment or waiver must be in writing and signed by an officer or authorized representative of AAPH and an officer or authorized representative of FCEI.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.



                              FORTE COMPUTER EASY, INC.

                              By:  /s/ Frank J. Amedia
                                 --------------------------------------
                                       Frank J. Amedia, President


                              AAP HOLDINGS, INC.

                              By:  /s/ George S. Hofmeister
                                 --------------------------------------
                                       George S. Hofmeister, President